CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated September 20, 1995 with respect to the consolidated financial statements of Chesapeake Energy Corporation for the three years ended June 30, 1995 appearing on page 27 of Chesapeake Energy Corporation's Annual Report on Form 10-K for the year ended June 30, 1995. We also consent to the incorporation by reference of our report dated September 20, 1995 with respect to the financial statements of Chesapeake Exploration Limited Partnership for the three years ended June 30, 1995 appearing on page 58 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such prospectus.


PRICE WATERHOUSE LLP

Price Waterhouse LLP

Houston, Texas
September 17, 1996